EXHIBIT 99.1

TF Financial Corporation Reports First Quarter 2014 Results and Quarterly Dividend

NEWTOWN, Pa., April 24, 2014 (GLOBE NEWSWIRE) -- TF Financial Corporation (Nasdaq:THRD) today reported that net income for the three-month period ended March 31, 2014 was $1,381,000 ($0.45 per diluted share), which was a 12.9% increase when compared with $1,223,000 ($0.45 per diluted share) reported for the comparable period of 2013. The Company also announced that its Board of Directors declared a quarterly dividend of $0.12 per share, payable May 15, 2014 to shareholders of record on May 8, 2014.

"We produced a solid consistent quarter, continuing a trend of improved results," said Kent C. Lufkin, President and Chief Executive Officer. "Importantly, we again drove nonperforming loans down significantly on the commercial side, having sold our largest nonperforming loan during the quarter. In addition, our largest REO is now under contract for disposal from the balance sheet. Thus, we are very pleased with our ongoing progress to restore loan quality to pre-recession levels."

"On the growth side of our business, we are completing the final components of the consolidation of our Roebling Financial acquisition and are very encouraged about the value and accretion that has been added from the transaction. Across the Company, there has been steady pipeline growth with respect to commercial loan originations that should fuel revenue production in 2014. We have expanded our commercial lending staff accordingly with the addition of three new seasoned lenders. Augmenting this personnel growth initiative is a very aggressive, complementary, integrated print-TV-direct mail- telemarketing outreach campaign underway to help raise our general visibility and better position us in specific sub-markets to capture share and grow loans. We enter 2014 with optimism about our markets and the strength of this Company," said Lufkin.

Highlights for the first quarter of 2014:

  Net interest income was $6.6 million, a 13% increase compared with $5.9 million during the first quarter of 2013. This result is largely due to an 18.8% increase in average earning assets between the two periods, the result of the acquisition of Roebling Financial Corp, Inc. ("Roebling") and its wholly-owned subsidiary, Roebling Bank. As a result of this merger which closed July 2, 2013, the Company acquired approximately $144.6 million in total assets, $102.0 million in loans receivable, and $127.8 million in total deposits contained in Roebling's five branches. Since the Roebling acquisition at the beginning of the third quarter of 2013, the Company's quarterly net interest margin has been approximately 3.53%, as it was during the first quarter of 2014.
  Asset quality showed significant improvement during the first quarter of 2014, with total non-performing loans at 0.38% of total assets at March 31, 2014, which is down from 1.00% at December 31, 2013. Non-performing loans totaled $3.2 million at March 31, 2014, down from $8.3 million at December 31, 2013.
  There was no loan loss provision during the first quarter of 2014 compared with $0.4 million during the first quarter of 2013. The Company's allowance for loan losses was $4.1 million or 126.3% of non-performing loans at quarter-end, compared with 78.9% of non-performing loans at year end 2013. Largely influencing the reduction in non-performing loans was the resolution of two, large problem loans totaling $4.2 million, which were resolved by repayment in full of one loan, and partial repayment plus a $2.2 million charge-off of the remainder of the other loan.
  Total loans were $609.0 million at March 31, 2014 compared with $621.1 million at December 31, 2013. Part of the decrease was due to the resolution of the two non-performing loans mentioned above. In addition, portfolio loan closings were weak during the first quarter of 2014, due in part to the poor weather in the Company's markets. Loans originated for sale were similarly weak, with loans sold during the first quarter of 2014 totaling $3.5 million, producing gains on sale of $74,000, compared with loans sales of $11.9 million, producing gains of $305,000 during the first quarter of 2013. However, by quarter-end the Company's pipeline of loan applications and closed but unfunded loans had improved.
  Total deposits were $692.2 million at March 31, 2014, compared with $683.9 million at December 31, 2013. Checking, savings, and money market accounts totaled $505.1 million or 73.0% of total deposits at March 31, 2014, compared with $493.4 million or 72.1% of total deposits at year end 2013.
  Capital measures continue to be strong. Book value per share and tangible book value per share increased to $30.78 and $29.26, respectively, at March 31, 2014, compared with $30.13 and $28.60, respectively, at December 31, 2013. Regulatory capital comprised Tier 1 Leverage and Total Risk-Based ratios of 10.39% and 17.03%, respectively, at March 31, 2014, compared with 10.35% and 17.46%, respectively, at December 31, 2013. Capital levels are well above the regulatory minimums required to be considered well-capitalized.

About TF Financial Corporation

TF Financial Corporation is a bank holding company whose principal subsidiary is 3rd Fed Bank, which operates 13 full service retail and commercial banking offices in Philadelphia and Bucks County, Pennsylvania and in Mercer County, New Jersey, and with the acquisition of Roebling Bank on July 2, 2013, also operates five additional full service branches in Burlington and Ocean Counties in New Jersey. Deposits at 3rd Fed Bank are insured up to the maximum amount by the Federal Deposit Insurance Corporation (FDIC). In addition, 3rd Fed Bank's website can be found at www.3rdfedbank.com.

Forward Looking Statements

Statements contained in this news release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, the challenges of retaining key employees, our ability to generate increasing, yet balanced, loan growth in 2014 or to reduce total nonperforming loans and real estate owned, as well as factors discussed in documents filed by TF Financial Corporation with the Securities and Exchange Commission from time to time. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

TF FINANCIAL CORPORATION
UNAUDITED FINANCIAL INFORMATION
(dollars in thousands except per share data)	QUARTER ENDED
	3/31/2014	12/31/2013	9/30/2013	6/30/2013	3/31/2013

EARNINGS SUMMARY

Interest income	$ 7,599	$ 7,809	$ 7,903	$ 6,744	$ 6,857
Interest expense	959	988	1,018	938	979
Net interest income	6,640	6,821	6,885	5,806	5,878
Loan loss provision	--	--	--	400	439
Non-interest income	722	694	2,046	1,947	1,395
Non-interest expense	5,490	5,157	6,782	5,132	5,030
Income before taxes	1,872	2,358	2,149	2,221	1,804
Income taxes	491	772	183	421	581
Net income	$ 1,381	$ 1,586	$ 1,966	$ 1,800	$ 1,223

PER SHARE INFORMATION

Earnings per share, basic	$ 0.45	$ 0.52	$ 0.64	$ 0.66	$ 0.45
Earnings per share, diluted	$ 0.45	$ 0.52	$ 0.64	$ 0.66	$ 0.45

Weighted average basic shares (000's)	3,062	3,056	3,053	2,743	2,738
Weighted average diluted shares (000's)	3,081	3,068	3,053	2,743	2,742

Dividends paid	$ 0.12	$ 0.10	$ 0.10	$ 0.05	$ 0.05

FINANCIAL RATIOS

Annualized return on average assets	0.67%	0.75%	0.92%	1.01%	0.70%
Annualized return on average equity	5.84%	6.71%	8.55%	8.55%	5.92%
Efficiency ratio (1)	72.74%	65.81%	66.15%	68.07%	64.56%

REGULATORY CAPITAL RATIOS
Tier 1 leverage ratio	10.39%	10.35%	10.21%	10.74%	10.50%
Total risk-based capital ratio	17.03%	17.46%	17.50%	18.77%	17.90%
Tier 1 risk-based capital ratio	16.27%	16.23%	16.25%	17.51%	16.65%

TF FINANCIAL CORPORATION
UNAUDITED FINANCIAL INFORMATION
(dollars in thousands except per share data)	QUARTER ENDED
	3/31/2014	12/31/2013	9/30/2013	6/30/2013	3/31/2013
AVERAGE BALANCES

Loans	$ 610,590	$ 619,498	$ 622,416	$ 524,728	$ 525,275
Mortgage-backed securities	48,185	47,568	50,737	37,523	41,988
Investment securities	80,063	82,213	86,942	68,211	65,131
Other interest-earning assets	46,666	36,694	35,294	39,111	28,877
Total earning assets	785,504	785,973	795,389	669,573	661,271
Non-earning assets	50,462	49,164	48,404	45,938	46,572
Total assets	835,966	835,137	843,793	715,511	707,843

Deposits	684,900	684,085	691,646	570,271	560,750
FHLB advances and other borrowed money	48,872	50,259	55,358	53,303	56,114
Total interest bearing liabilities	733,772	734,344	747,004	623,574	616,864
Non-interest bearing liabilities	6,316	6,951	5,528	7,508	7,216
Stockholders' equity	95,878	93,842	91,261	84,429	83,763
Total liabilities & stockholders' equity	$ 835,966	$ 835,137	$ 843,793	$ 715,511	$ 707,843

SPREAD AND MARGIN ANALYSIS (TAX EQUIVALENT)

Average yield on:
Loans	4.43%	4.41%	4.43%	4.56%	4.68%
Mortgage-backed securities	2.60%	2.38%	2.52%	2.63%	2.64%
Investment securities	4.06%	4.04%	3.71%	4.19%	4.43%
Other interest-earning assets	0.03%	0.04%	0.06%	0.14%	0.06%
Total interest-earning assets	4.02%	4.04%	4.03%	4.15%	4.33%

Average cost of:
Deposits	0.45%	0.45%	0.46%	0.50%	0.53%
FHLB advances and other borrowed money	1.60%	1.62%	1.57%	1.70%	1.79%
Total interest-bearing liabilities	0.53%	0.53%	0.54%	0.60%	0.64%

Interest rate spread	3.49%	3.51%	3.49%	3.55%	3.68%
Net interest margin	3.53%	3.54%	3.53%	3.59%	3.73%

TF FINANCIAL CORPORATION
UNAUDITED FINANCIAL INFORMATION
(dollars in thousands except per share data)	QUARTER ENDED
	3/31/2014	12/31/2013	9/30/2013	6/30/2013	3/31/2013
INTEREST INCOME AND EXPENSE DETAIL

Interest income on:
Loans	$ 6,677	$ 6,882	$ 6,947	$ 5,963	$ 6,066
Mortgage-backed securities	309	285	322	246	273
Investment securities	801	837	814	713	711
Other interest-earning assets	3	4	5	14	4
Total interest-earning assets	$ 7,790	$ 8,008	$ 8,088	$ 6,936	$ 7,054

Interest expense on:
Deposits	$ 766	$ 783	$ 799	$ 712	$ 731
FHLB advances and other borrowed money	193	205	219	226	248
Total interest-bearing liabilities	$ 959	$ 988	$ 1,018	$ 938	$ 979

Net interest income: tax equivalent basis	$ 6,831	$ 7,020	$ 7,070	$ 5,998	$ 6,075
Tax equivalent adjustment on investment securities	191	199	185	192	197
Net interest income	$ 6,640	$ 6,821	$ 6,885	$ 5,806	$ 5,878

NON-INTEREST INCOME DETAIL

Service fees, charges and other	$ 511	$ 560	$ 560	$ 454	$ 497
Impairment adjustment to mortgage servicing rights	5	19	32	196	33
Bank-owned life insurance	131	135	136	137	143
Proceeds from bank-owned life insurance	--	--	--	934	--
Gain on sale of investment securities	1	4	--	--	--
Gain on sale of loans	74	70	104	226	305
Gain on disposition of real estate	--	--	--	--	417
Purchase gain associated with Roebling acquisition	--	(94)	1,214	--	--

NON-INTEREST EXPENSE DETAIL

Compensation and benefits	$ 3,383	$ 3,269	$ 3,125	$ 2,842	$ 2,817
Occupancy and equipment	907	833	867	709	697
Professional fees	305	174	211	230	288
Merger-related costs	--	21	102	295	320
Marketing and advertising	144	53	132	132	39
FDIC insurance premiums	134	91	188	132	110
Loss (gain) on REO, net (2)	--	(1)	71	198	178
Operating expenses of REO (2)	13	37	43	37	46
Other operating	604	666	640	557	535
Conversion costs (3)	--	14	1,403	--	--

TF FINANCIAL CORPORATION
UNAUDITED FINANCIAL INFORMATION
(dollars in thousands except per share data)	PERIOD ENDED
	3/31/2014	12/31/2013	9/30/2013	6/30/2013	3/31/2013
DEPOSIT INFORMATION

Non-interest checking	$ 70,197	$ 68,133	$ 69,157	$ 58,697	$ 57,422
Interest checking	116,507	114,184	108,341	78,923	78,263
Money market	186,028	180,215	179,612	159,015	156,736
Savings	132,335	130,878	131,432	109,446	108,554
CD's	187,143	190,492	193,283	165,331	170,355

OTHER INFORMATION

Per Share

Book value	$ 30.78	$ 30.13	$ 29.48	$ 29.36	$ 29.37
Tangible book value	$ 29.26	$ 28.60	$ 27.94	$ 27.84	$ 27.85
Closing market price	$ 29.85	$ 28.16	$ 27.88	$ 25.40	$ 25.15

Balance Sheet

Loans, net of acquired loans	$ 517,114	$ 527,207	$ 532,045	$ 531,464	$ 528,229
Acquired loans	91,923	93,885	97,667	--	--
Cash and cash equivalents	60,175	45,310	31,004	44,958	48,690
Mortgage-backed securities	53,495	46,769	48,709	34,206	38,320
Investment securities	80,111	82,103	85,330	68,459	63,987
Total assets	846,016	835,689	833,334	714,781	716,002
Total deposits	692,210	683,902	681,825	571,412	571,330
FHLB advances and other borrowed money	48,311	49,605	50,990	52,534	54,151
Stockholders' equity	96,958	94,875	92,811	83,453	83,408

Asset Quality

Non-performing loans	$ 3,217	$ 8,332	$ 6,881	$ 5,973	$ 7,647
Allowance for loan losses	$ 4,062	$ 6,575	$ 6,691	$ 6,916	$ 6,662
Net charge-offs	$ 2,514	$ 116	$ 225	$ 146	$ 699
Allowance for loan losses to non-performing loans	126.27%	78.91%	97.24%	115.79%	87.12%
Allowance for loan losses to gross loans excluding acquired loans	0.79%	1.25%	1.26%	1.30%	1.26%
Non-performing loans to gross loans	0.53%	1.34%	1.09%	1.12%	1.45%
Non-performing loans to total assets	0.38%	1.00%	0.83%	0.84%	1.07%
REO (2)	$ 6,108	$ 5,601	$ 5,786	$ 6,177	$ 7,170
REO to total assets (2)	0.72%	0.67%	0.69%	0.86%	1.00%
Non-performing assets to total assets	1.10%	1.67%	1.52%	1.70%	2.07%

Statistical

Shares outstanding (000's)	3,150	3,149	3,148	2,842	2,840
Number of branch offices	18	18	18	13	13
Full time equivalent employees	204	203	206	166	165

(1) The efficiency ratio is non-interest expense excluding merger-related and conversion costs and loss on REO divided by net interest income on a tax equivalent basis plus non-interest income excluding impairment adjustment to mortgage servicing rights, gain on sale of investment securities, proceeds from bank owned life insurance and gain on disposition of real estate and purchase gain associated with Roebling Bank acquisition.
(2) REO is real estate acquired through foreclosure.
(3) Conversion costs are mainly retention and severance payments paid to transition employees, and amounts paid to terminate various data processing contracts.
CONTACT: Dennis R. Stewart, EVP/CFO
         (215) 579-4000